                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      PLANET HOLLYWOOD INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            (Planet Hollywood Logo)

                      PLANET HOLLYWOOD INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 22, 1998

To Our Stockholders:

     The Annual Meeting of Stockholders of Planet Hollywood International, Inc. (the "Company") will be held at the offices of Bear Stearns & Co., Inc., 245 Park Avenue, 5th floor Auditorium, New York, New York 10167, on May 22, 1998 at 10:00 am (local time) to consider and act upon the following matters which are more fully described in the accompanying Proxy Statement:

          1. The election of three directors (Class II Directors) to the Company's Board of Directors;

          2. Such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record as of the close of business on April 6, 1998 will be entitled to notice of and to vote at the meeting and any adjournment thereof. The transfer books will not be closed.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                           By Order of the Board of Directors,

                                           /s/ Scott E. Johnson
                                           Scott E. Johnson, Secretary

Orlando, Florida
April 20, 1998

                      PLANET HOLLYWOOD INTERNATIONAL, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1998

To Our Stockholders:

     This Proxy Statement is furnished to stockholders of Planet Hollywood International, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on May 22, 1998 (the "Annual Meeting"), at the offices of Bear Stearns & Co., Inc., 245 Park Avenue, 5th floor Auditorium, New York, New York 10167, or at any postponements or adjournments thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate date on which this Proxy Statement and the enclosed proxy card are first being sent to stockholders is April 20, 1998.

     This Proxy Statement and the enclosed proxy is solicited on behalf of the Board of Directors of the Company. Any stockholder giving a proxy has the right to revoke it at any time prior to the time it is voted at the Annual Meeting by filing with the Secretary of the Company a written notice of revocation, by duly executing and delivering a subsequent proxy bearing a later date, or by appearing and voting in person at the Annual Meeting. Unless a contrary choice is indicated on the proxy, all duly executed proxies received by the Company will be voted:

          1. For the election of the three (3) nominees for Class II director;
     and

          2. In the discretion of the proxy holder with respect to such other business as may properly come before the meeting or any adjournment thereof.

     At the Annual Meeting, the preliminary results of stockholder voting will be tabulated by an inspector of elections appointed for the Annual Meeting.

                               VOTING SECURITIES

     The record date for stockholders entitled to vote at the Annual Meeting is April 6, 1998 (the "Record Date"). The Company has only one class of outstanding voting shares, namely Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of which there were approximately 97,028,247 shares outstanding on the Record Date and 3,264 holders of record. Because many stockholders hold their shares in "street name," the Company estimates that it has more than 20,000 beneficial owners of its Class A Common Stock.

     Class A Common Stock stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock is entitled to one vote on all matters to come before the Annual Meeting. Shares of Class A Common Stock cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy. The presence, in person or by proxy, of a majority of stockholders is necessary to constitute a quorum at the Annual Meeting. Assuming a quorum is present, directors will be elected by a plurality of the votes cast at the meeting. In accordance with applicable Delaware law, abstentions and broker non-votes will not affect tabulation of the vote for directors.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth information regarding the ownership of the Company's Class A Common Stock on March 31, 1998, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock; (ii) each director and nominee to the Board of Directors; (iii) each of the Named Executives (as defined below -- see "Executive Compensation"); and (iv) directors and executive officers of the Company as a group.

                                                               AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP OF   PERCENT OF
NAME OF BENEFICIAL OWNER                                      CLASS A COMMON STOCK(A)   CLASS(%)(A)
------------------------                                      -----------------------   -----------
Thomas Avallone(b)(c).......................................           203,788                 *
Keith Barish(d).............................................        22,075,563             22.75
Robert Earl(c)(e)...........................................        22,876,263             23.58
Claudio Gonzalez(f).........................................            44,444                 *
Daniel Harf(c)(g)...........................................            51,777                 *
Nathaniel J. Lipman(c)......................................             1,000                 *
Mark McCormack(h)...........................................             5,833                 *
Michael Montague(i).........................................                --                --
Ong Beng Seng(j)............................................        22,650,335             23.34
Isadore Sharp(k)............................................            16,666                 *
Michael Tarnopol(l).........................................            10,000                 *
All directors and executive officers as a group (12
  persons)(m)...............................................        67,987,571             70.04
Leisure Ventures, Pte., Ltd.(j).............................        22,650,335             23.34

---------------

*    Represents holdings of less than one percent (1%).

(a) Does not include or account for 11,764,144 shares of non-voting Class B Common Stock outstanding. Figures do include and account for certain options to acquire shares of the voting Class A Common Stock which are exercisable by the listed stockholders within 60 days. Such options are noted in the stockholders' respective footnotes.
(b) Of Mr. Avallone's 203,788 shares listed above, 202,011 represent shares held of record by: Avallone Worldwide Enterprises Limited Partnership, a Nevada Limited partnership, in which Avallone Worldwide Enterprises, Inc., a Nevada corporation wholly owned by Mr. Avallone, is the 1% general partner -- Mr. Avallone, jointly with his spouse, is the 99% limited partner; Mr. Avallone individually; Mr. Avallone and his spouse; and by Mr. Avallone's children. The remaining 1,777 shares listed represent shares underlying options to acquire such shares which are exercisable on or before May 31, 1998.
(c) The address for each of these beneficial owners is c/o Planet Hollywood International, Inc., 8669 Commodity Circle, Orlando, Florida 32819.
(d)  The address for Mr. Barish is c/o Planet Hollywood International, Inc., 152
     W. 57th Street, 6th Floor, New York, N.Y. 10019. The above figure excludes 203,333 shares held by Mrs. Barish. Mr. Barish disclaims beneficial ownership of such shares.
(e) Other than 100 shares held individually, all of Mr. Earl's shares are held of record by Ropat Limited Partnership, a Nevada limited partnership, in which Ropat, Inc., a Nevada corporation wholly owned by a Revocable Intervivos Trust for the benefit of Mr. Earl, is the 1% general partner and such trust is the 99% limited partner. The number of shares listed above excludes: (1) 38,500 shares held by Shakespeare's Tavern & Playhouse (London) SARP, a United Kingdom pension plan, and (2) 400,000 shares held by Celerity Consultants, LTD, the trustee of a trust, the beneficiaries of which are the children of Mr. Earl, as to which Mr. Earl disclaims beneficial ownership. Ropat also owns 1,053,793 shares of the Company's non-registered, non-voting Class B Common Stock, representing approximately 8.9% of such class. An additional 5,808,851 Class B shares (49.3% of the class) are owned by Serena Holdings, Ltd., as Trustee of the All Star Cafe Trust, the beneficiaries of which are Mr. Earl's children. Mr. Earl disclaims beneficial ownership of the shares held by Serena Holdings, Ltd.

(f) Of the 44,444 shares listed above, 16,666 shares represent shares underlying options to acquire such shares which are exercisable on or before May 31, 1998. The address for Mr. Gonzalez is c/o Kimberly Clark de Mexico, Hose Luis Lagrange, No. 103, 3rd Floor, Colonia, Los Morales, 11510 Mexico, D.F.
(g) Of the 51,777 shares listed above, 1,777 shares represent shares underlying options to acquire such shares which are exercisable on or before May 31, 1998.
(h) The address for Mr. McCormick is c/o International Management Group, 1 Erieview Plaza, Suite 1300, Cleveland, Ohio 44114. Mr. McCormick, either directly or indirectly, owns 679,022 shares of the Company's non-registered, non-voting Class B Common Stock, representing approximately 5.8% of such class.
(i) The address for Lord Montague is "River Willows" 67 Abingdon Road, Dorchester-on-Thames, Oxfordshire, OX10 7LB, England.
(j) The shares listed for Mr. Ong are owned of record by Leisure Ventures Pte., Ltd. ("LV"). The address for Mr. Ong is c/o Kuo Investments Company, 55 Fifth Avenue, 16th Floor, New York, N.Y. 10003. LV, formally Planet Hollywood Holdings Pte., Ltd., is a private Singapore company that is controlled by Mr. Ong indirectly and HPL, a public Singapore company of which Mr. Ong is the largest stockholder. Mr. Ong disclaims beneficial ownership of the shares owned of record by LV. The address for LV is c/o Kuo Investments Company, 55 Fifth Avenue, 16th Floor, New York, N.Y. 10003.
(k) Of the 16,666 shares listed above, 16,666 shares represent shares underlying options to acquire such shares which are exercisable on or before May 31, 1998. The address for Mr. Sharp is c/o Four Seasons/ Regent Hotels and Resorts, 1165 Leslie Street, Don Mills, Ontario, Canada M3C 2K8.
(l) The address for Mr. Tarnopol is c/o Bear, Stearns & Co., Inc., 245 Park Avenue, New York, NY 10167.
(m) Of the 67,987,571 shares listed above, 44,496 shares represent shares underlying options to acquire such shares which are exercisable on or before May 31, 1998.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Pursuant to the Restated Certificate and Bylaws of the Company, the Board of Directors is divided into three classes of Directors, denoted as Class I, Class II and Class III, serving staggered three-year terms with one class of the Board of Directors elected each year. The Class I directors are Messrs. Avallone, McCormack, and Sharp, the Class II directors are Messrs. Gonzalez, Krasnow and Ong, and the Class III directors are Messrs. Barish, Earl and Tarnopol. The current terms of the Class I, Class II and Class III directors will expire, at the annual meeting of the stockholders of the Company in 2000, 1998 and 1999, respectively.

     At the 1998 Annual Meeting, three directors (the Class II directors) are to be elected to serve a three-year term or until their successors have been duly elected and qualified. Set forth below are the names of, and certain information with respect to, the persons nominated by the Board of Directors for election as directors. It is intended that all duly executed proxies in the accompanying form will be voted for the election of such nominees, unless such authorization has been withheld.

     Authority granted to the persons named in the proxy to vote for nominees is limited to the three nominees proposed by the Board of Directors and named below, and proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors is not aware that any of the nominees will be unavailable for service as of the date of the meeting. If, for any reason, any of the nominees shall become unavailable for election, an event which is not presently anticipated, discretionary authority may be exercised by the persons named in the proxy to vote for substitute nominees proposed by the Board of Directors.

     Information with respect to the nominees for election to the Board of Directors, furnished in part by each such person, is as follows:

     NAME, AGE AND POSITION WITH THE
       COMPANY OTHER THAN DIRECTOR                      OCCUPATION AND OTHER INFORMATION
     -------------------------------                    --------------------------------
Claudio Gonzalez, 63......................  Mr. Gonzalez has been a director of the Company since
                                            June 1996, his term as director to end in 1998. Mr.
                                              Gonzalez has been the Chairman and Chief Executive
                                              Officer of Kimberly Clark de Mexico since 1973. Mr.
                                              Gonzalez is also currently a member of the Board of
                                              Directors of Kimberly Clark Corporation, Kellogg
                                              Company, General Electric Company, Banco Nacional de
                                              Mexico, Grupo Televisa, Grupo Carso, Grupo Industrial
                                              Alfa, Impulsora del Fondo Mexico, Telefonos de Mexico,
                                              and Grupo Modelo and of J.P. Morgan International
                                              Advisory Board.
Michael Montague, 66......................  Lord Montague is a businessman who has also led a series of British Government appointed organizations. These
                                              include the English Tourist Board, the National
                                              Consumer Council and the British National Export
                                              Council (Asia). Beginning in 1965 Lord Montague was
                                              elected Chairman of Valor p.1.c., a diversified
                                              manufacturing company ("Valor"). In 1987 Valor
                                              acquired the American companies Yale Security, Inc., a
                                              lock manufacturer, and NuTone, Inc., a manufacturer of
                                              intercoms, lighting equipment and extraction fans
                                              (changing its name to Yale and Valor p.1.c.). In 1991
                                              Yale and Valor p.1.c. merged with Williams Holdings
                                              Ltd. Lord Montague is currently Chairman of Super-
                                              frame p.1.c., a manufacturer of display equipment for
                                              supermarkets, and Acorn Assets, property developers.
                                              He is also a non-executive director of Jarvis Hotels
                                              p.1.c., an operator of 68 hotels in Britain. Lord
                                              Montague is a Governor of Oxford Brookes University
                                              and Chairman of its Audit Committee. In 1970 Lord
                                              Montague was appointed a Commander of the British
                                              Empire, and in 1997 to the British Parliament as a
                                              Baron for life, with the title of Lord Montague of
                                              Oxford.
Ong Beng Seng, 51.........................  Mr. Ong has been a director of the Company since
                                            February 1996, his term as director to end in 1998. He
                                              is a co-founder and has been a Managing Director since
                                              1980 of Hotel Properties Limited ("HPL"), a Singapore
                                              publicly-listed company. HPL has diversified interests
                                              in the hotel, leisure and retail industries spanning
                                              Asia, Europe and North America. Mr. Ong also has
                                              personal diversified interests ranging from the oil,
                                              stockbrokering and automotive industries to art and
                                              concert promotion.

     Information with respect to all other Directors of the Company, furnished in part by each such person, is as follows:

     NAME, AGE AND POSITION WITH THE
       COMPANY OTHER THAN DIRECTOR                      OCCUPATION AND OTHER INFORMATION
     -------------------------------                    --------------------------------
Thomas Avallone, 39.......................  Mr. Avallone, Executive Vice President, Chief Financial
  Executive Vice President and Chief        Officer and director of the Company, has been involved
  Financial Officer                           in the entertainment theme restaurant industry for
                                              over 15 years. From July 1987 until joining the
                                              Company in September 1994, Mr. Avallone served as
                                              Chief Financial Officer of Hard Rock Cafe and Rank
                                              Leisure USA. He has been a director of the Company
                                              since February 1996, his term as director to end in
                                              2000. Prior to serving in those positions, Mr.
                                              Avallone, a certified public accountant, was a Senior
                                              Manager at Laventhol and Horwath CPAs, a public
                                              accounting firm, specializing in that firm's leisure
                                              industry practice. Mr. Avallone is a member of the
                                              American Institute of Certified Public Accountants and
                                              the New York State Society of Certified Public
                                              Accountants.
Keith Barish, 53..........................  Mr. Barish is a co-founder of the Company and a movie
  Chairman of the Board of Directors        producer who has been instrumental in securing the
                                              support of many of the Company's celebrity
                                              stockholders. Mr. Barish is a renowned movie producer
                                              who continues to provide a crucial link between the
                                              entertainment world and the Company. Since 1979, Mr.
                                              Barish has been the producer or executive producer of
                                              18 motion pictures, including The Fugitive, Ironweed,
                                              The Running Man, Sophie's Choice and 9 1/2 Weeks. In
                                              1987, Mr. Barish was honored as Producer of the Year
                                              by the National Association of Theater Owners. Mr.
                                              Barish has been Chairman of the Company since its
                                              inception and has been a director of the Company since
                                              its organization, his term as director to end in 1999.
Robert Earl, 46...........................  Mr. Earl co-founded the Company with Mr. Barish in 1991
  President, Chief Executive Officer        and has over 23 years experience in the restaurant
                                              industry. In 1977, Mr. Earl founded President
                                              Entertainment, a company that developed theme
                                              restaurants. Under Mr. Earl's leadership, over the
                                              next ten years, President Entertainment grew to a $120
                                              million enterprise. In 1988, Mr. Earl sold President
                                              Entertainment to Pleasurama p.1.c. ("Pleasurama") and
                                              joined the Pleasurama management team, where he
                                              assumed responsibility for the management of another
                                              theme restaurant, Hard Rock Cafe International p.1.c.
                                              ("Hard Rock Cafe"). During his five years in charge of
                                              Hard Rock Cafe, Mr. Earl pioneered its expansion from
                                              seven to twenty-two units while substantially
                                              increasing its profitability. In 1993, Mr. Earl
                                              resigned from Hard Rock Cafe to concentrate full time
                                              on running the Company. He has been President and
                                              Chief Executive Officer of the Company since its
                                              inception and a director of the Company since its
                                              organization, his term as director to end in 1999.

     NAME, AGE AND POSITION WITH THE
       COMPANY OTHER THAN DIRECTOR                      OCCUPATION AND OTHER INFORMATION
     -------------------------------                    --------------------------------
Mark McCormack, 67........................  Mr. McCormack has been a director of the Company since
                                              June 1996, his term as director to end in 2000. Mr.
                                              McCormack is the Chairman and Chief Executive Officer
                                              of the Cleveland-based sports and entertainment
                                              conglomerate known as International Management Group,
                                              which he founded in 1965. Mr. McCormick has also
                                              authored a number of best-selling business and
                                              management books.
Isadore Sharp, 66.........................  Mr. Sharp has been a director of the Company since
                                              February 1996, his term as director to end in 2000. In
                                              1961, Mr. Sharp founded Four Seasons Hotels, Inc., and
                                              is currently its Chairman and Chief Executive Officer.
                                              Mr. Sharp has also been a director of the Bank of Nova
                                              Scotia since 1990.
Michael Tarnopol, 61......................  Mr. Tarnopol has been a director of the Company since
                                              June 1996, his term to end in 1999. Mr. Tarnopol has
                                              been a Senior Managing Director and Chairman of the
                                              Investment Banking Division of Bear, Stearns & Co.,
                                              Inc. ("Bear Stearns") since 1985. Mr. Tarnopol joined
                                              Bear Stearns in 1975 and headed the firms'
                                              International Department from 1975 until 1985, at
                                              which time he was appointed head of the Mergers &
                                              Acquisitions Department of Bear Stearns. He is Vice
                                              Chairman of the Board of Directors of Bear Stearns and
                                              Chairman of Bear Stearns International, Ltd. Mr.
                                              Tarnopol is currently a director of Avis
                                              International, Inc. and NRT, Inc. He is also a Trustee
                                              of the University of Pennsylvania and a member of the
                                              Board of Overseers of the Wharton School of Business.

                 INFORMATION RELATING TO THE BOARD OF DIRECTORS
                      AND CERTAIN COMMITTEES OF THE BOARD

     The Board of Directors held four meetings during 1997. Other than Messrs. McCormack, Ong, and Sharp, who each missed one of the Board meetings, each director attended all four meetings.

     The Board of Directors has an Audit Committee, a Compensation Committee and a Stock Option Committee. The general functions of such committees, the identity of each committee member and the number of committee meetings held by each committee during 1997 are set forth below.

AUDIT COMMITTEE

     The current members of the Audit Committee are Messrs. Gonzalez, Krasnow, Ong, and Tarnopol. The general functions of the Audit Committee include making recommendations to the Board regarding the independent auditors, reviewing the independence of such auditors, approving the scope of the annual activities of the independent auditors and reviewing audit results. The Audit Committee held four meetings during 1997. All Audit Committee members attended each of the four meetings.

COMPENSATION COMMITTEE

     The current members of the Compensation Committee are Messrs. Earl, Sharp and Krasnow. Mr. Earl is employed by the Company and serves as its President and Chief Executive Officer. The general functions of the Compensation Committee include recommending compensation plans and arrangements with respect to certain of the Company's executive officers. The Compensation Committee held one meeting in 1996 at which compensation for these four officers was increased for fiscal 1997. See "Board Compensation Committee Report on Executive Compensation." All Compensation Committee members attended the meeting.

STOCK OPTION COMMITTEE

     The current members of the Stock Option Committee are Mr. Barish and Mr. Earl. The general functions of the Stock Option Committee include administering the two Stock Award and Incentive Plans for employees and other persons associated with the Company. Mr. Barish and Mr. Earl are not entitled to receive stock options under any of the Company's benefit plans. The Stock Option Committee held four meetings in 1997. All Stock Option Committee members attended each of the four meetings.

                               EXECUTIVE OFFICERS
                         WHO DO NOT SERVE AS DIRECTORS

Daniel Harf, 39 Senior Vice
President of Operations Official
  All Star Cafe..................    From the Company's inception through 1997,
                                       Mr. Harf served as Vice President of
                                       Operations for Planet Hollywood.
                                       Beginning January, 1998, Mr. Harf has
                                       held the position of Senior Vice
                                       President of Operations for Official All
                                       Star Cafe. He has over ten years'
                                       experience in the theme-restaurant
                                       industry and from 1981 to 1985, Mr. Harf held various management positions with Cask 'N Cleaver in California. He owned and operated theme restaurants and nightclubs in California from 1985 to 1989. In January 1989, he joined Hard Rock Cafe, where he was Vice President of Human Resources and a regional director until April 1991, when he joined the Company.

Scott E. Johnson, 41 Senior Vice
President, General Counsel and
  Secretary......................    Mr. Johnson has been a Vice President,
                                       General Counsel and Secretary of the
                                       Company and its predecessors since
                                       joining the Company in March 1994. From
                                       January 1992 to March 1994, Mr. Johnson
                                       was engaged in the private practice of
                                       law. From May 1990 through January 1992,
                                       Mr. Johnson was Senior Vice President and
                                       General Counsel of Financial Benefit Life
                                       Insurance Company, having previously
                                       served as Deputy General Counsel of
                                       Independence Blue Cross (formerly, Blue
                                       Cross of Greater Philadelphia).

Nathaniel J. Lipman, 33 Executive
Vice President, Strategic
  Planning.......................    Mr. Lipman joined the Company in 1996 after
                                       having served as a senior executive and
                                       general counsel for HOB Entertainment,
                                       Inc. ("House of Blues"), and Senior
                                       Corporate Counsel at The Walt Disney
                                       Company. Prior to joining Disney, Mr.
                                       Lipman was a corporate associate with
                                       Skadden, Arps, Slate, Meagher & Flom in
                                       Los Angeles, California. Mr. Lipman
                                       oversees and develops the Company's
                                       long-term strategic direction emphasizing mergers and acquisitions, including joint ventures, licensing and new business opportunities.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain compensation awarded to, earned by or paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company serving as executive officers at the end of the 1997 fiscal year (collectively, the "Named Executives"), for services rendered in all capacities to the Company during fiscal years 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM COMPENSATION
                                                                           ---------------------------------
                                                 ANNUAL COMPENSATION               AWARDS
                                              --------------------------   -----------------------
                                                                  OTHER                 SECURITIES   PAYOUTS
                                                                 ANNUAL    RESTRICTED   UNDERLYING   -------
                                              ANNUAL    ANNUAL   COMPEN-     STOCK       OPTIONS/     LTIP      ALL OTHER
             NAME AND                FISCAL   SALARY    BONUS    SATION      AWARDS        SARS      PAYOUTS   COMPENSATION
        PRINCIPAL POSITION            YEAR      ($)      ($)       ($)        ($)          (#)         ($)         ($)
        ------------------           ------   -------   ------   -------   ----------   ----------   -------   ------------
Robert I. Earl,                       1995    500,000       --       --       --              --       --            --
  President and                       1996    500,000       --    9,972       --              --       --            --
  Chief Executive Officer             1997    600,000       --    4,419       --              --       --            --
Keith Barish,                         1995    500,000       --       --       --              --       --            --
  Chairman of the Board               1996    500,000       --    9,950       --              --       --            --
                                      1997    600,000       --   13,162       --              --       --            --
Thomas Avallone,                      1995    206,437   50,000    9,278       --           5,333       --            --
  Executive Vice President and        1996    240,000       --    7,926       --          62,000       --            --
  Chief Financial Officer(a)          1997    300,000       --    8,854       --              --       --            --
Nathaniel J. Lipman,                  1995         --       --       --       --              --       --            --
  Executive Vice President,           1996     57,742       --    3,199       --         100,000       --            --
  Strategic Planning(b)               1997    250,000       --    8,557       --          30,000       --            --
Daniel Harf,                          1995    165,615   65,000    8,570       --           5,333(c)    --            --
  Vice President of Operations        1996    170,000       --    1,039       --          50,000       --            --
                                      1997    250,000       --   42,875(d)    --              --       --            --

---------------

(a) In fiscal 1995, although Mr. Avallone was an executive officer of the Company, he was not an employee of the Company but rather of Orlando Corporate Services, Inc. ("OCS"), a company wholly owned by Mr. Earl. The amounts shown above reflect compensation paid by OCS to Mr. Avallone for the work he performed for the Company and its consolidated subsidiaries in fiscal 1995, which amounts were reimbursed to OCS by the Company.
(b) Mr. Lipman was not employed by the Company prior to September 1996. Accordingly, the compensation figures indicated for 1996 do not represent a full year's compensation.
(c) The number of securities underlying options reported for Mr. Harf in fiscal 1995 (5,333) was previously mistakenly omitted.
(d) Other Annual Compensation listed for Mr. Harf in fiscal 1997 includes $41,539 of retroactive compensation paid to Mr. Harf during fiscal 1997.

OPTION/SAR GRANTS TABLE

     The following table sets forth all grants in fiscal year 1997 of stock options and SARs to the executive officers named in the summary compensation table above.

                     OPTION/SAR GRANTS IN 1997 FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                               --------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                               NUMBER OF    PERCENT OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                               SECURITIES     OPTIONS/SARS                                STOCK PRICE APPRECIATION FOR
                               UNDERLYING      GRANTED TO                                         OPTION TERM
                                OPTIONS/      EMPLOYEES IN     EXERCISE OR                ----------------------------
                                  SARS        FISCAL YEAR      BASE PRICE    EXPIRATION       5%               10%
NAME                           GRANTED(#)         (%)           ($/SHARE)       DATE          ($)              ($)
----                           ----------   ----------------   -----------   ----------   -----------      -----------
Robert I. Earl...............        --            --                --           N/A            --               --
Keith Barish.................        --            --                --           N/A            --               --
Thomas Avallone..............        --            --                --           N/A            --               --
Nathaniel J. Lipman..........    30,000           5.2             17.00        3/6/02       140,904          311,360
Daniel Harf..................        --            --                --           N/A            --               --

AGGREGATED OPTION/SAR EXERCISES AND 1997 FISCAL YEAR-END OPTION/SAR VALUE TABLE

     The following table sets forth information concerning each exercise of stock options and SARs during the 1997 fiscal year by each of the executive officers named in the summary compensation table above, and the aggregated 1997 fiscal year-end value of unexercised options and SARs held by such individuals.

   AGGREGATED OPTION/SAR EXERCISES AND 1997 FISCAL YEAR-END OPTION/SAR VALUE

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                SHARES                       OPTIONS/SARS AT 1997          OPTIONS/SARS AT 1997
                              ACQUIRED ON      VALUE          FISCAL YEAR-END (#)           FISCAL YEAR-END ($)
                               EXERCISE      REALIZED     ---------------------------   ---------------------------
NAME                              (#)           ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Robert I. Earl..............      --            --              --              --            --             --
Keith Barish................      --            --              --              --            --             --
Thomas Avallone.............      --            --           1,777          65,556         8,332         16,653
Nathaniel J. Lipman.........      --            --              --         130,000            --             --
Daniel Harf.................      --            --           1,777          53,556         8,332         16,653

COMPENSATION OF DIRECTORS

     Directors who are not compensated as officers of the Company receive $20,000 in annual fees, with an additional $1,000 payment for each Board meeting attended and a $500 payment for each Committee meeting. Directors who are compensated as Company employees receive no additional compensation for service as a director. The Company will also reimburse each director for out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. All directors, except Messrs. Earl and Barish, are eligible to receive stock options, however no directors received any stock options in fiscal 1997.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company is party to an employment agreement with Mr. Earl dated August 8, 1995 providing for his employment as President and Chief Executive Officer of the Company and its significant subsidiaries and affiliates, including Official All Star Cafe, through December 31, 2001. The agreement currently provides for a base salary of $600,000 per year with annual increases of at least 10%, an annual incentive bonus in the discretion of the Board of Directors of the Company, participation in the Company's stock-based incentive compensation plan for executives and employees and all benefits generally made available to executive officers of the Company. The agreement further provides that Mr. Earl must devote substantially all of his productive time and attention to the business of the Company and that he may not own or participate in the activities of any competing business, although Mr. Earl is entitled to retain his existing ownership in, and remain involved in the management of, The Pelican Group p.1.c. as well as Wild Jack's restaurants. The Company has the right to terminate the agreement without any further obligation in the event (i) Mr. Earl resigns from the Company, (ii) he willfully breaches the agreement or (iii) he is convicted, of or pleads guilty to, a felony involving moral turpitude or certain crimes involving the Company's property. Mr. Earl is entitled to terminate the agreement in the event he is not elected or retained in his present positions at the Company or the Company materially reduces his responsibilities. In the case of such termination, or if the agreement is terminated by the Company without cause or upon Mr. Earl's death or disability, he will be entitled to receive the remainder of his base salary, all incentive bonuses granted and all options awarded under the stock incentive plan. The agreement includes a non-competition provision prohibiting Mr. Earl for a period of two years following the termination of his employment with the Company in most circumstances from working for any company that operates restaurants with a movie, sports or action hero theme.

     The Company is a party to an employment agreement with Mr. Barish dated January 1, 1993 providing for his employment as Chairman of the Board of the Company. The agreement has a current term of one year commencing January 1, 1997 and is automatically renewable each year unless either party gives notice of non-renewal. The agreement currently provides for a base salary of $600,000, with additional bonuses and any salary increases to be determined by the Board of Directors, and for his participation in the Company's employee benefit plans. The agreement may be terminated by the Company for cause in the event (i) Mr. Barish is convicted of, or pleads guilty to, a crime involving moral turpitude or certain other crimes involving the Company's property, (ii) he willfully breaches the agreement or (iii) the Board of Directors determines that he has materially failed to perform his duties or has engaged in material wrongful conduct in connection with his employment. If the Company terminates the agreement for any reason other than cause, Mr. Barish will be entitled to continue to receive his salary for a two-year period at the rate in effect at the time of termination. Mr. Barish is entitled to terminate the agreement in the event of a material breach thereof by the Company after giving the Company notice and an opportunity to cure the breach. In the case of such termination, he will be entitled to receive his base salary in effect at that time for the then remaining term of the agreement.

     The Company is also a party to an employment agreement with Mr. Lipman dated October 1, 1996 providing for his employment as Executive Vice President, Corporate Development and Strategic Planning through October 1, 1999. The agreement which may be extended by the parties, currently provides for a base salary of $350,000, with additional bonuses and salary increases to be determined by the Board of Directors, and for Mr. Lipman's participation in the Company's employee benefit plans. The agreement may be terminated by the Company for cause in the event (i) Mr. Lipman is convicted of, or pleads guilty to, a crime involving moral turpitude or certain other crimes involving the Company's property, (ii) he willfully breaches the agreement or (iii) the Board of Directors determines that he has materially failed to perform his duties or has engaged in material wrongful conduct in connection with his employment. If the Company terminates the agreement for any reason other than cause, Mr. Lipman will be entitled to receive his salary for the following twelve month period or the remainder of the term of the agreement, whichever is shorter, and shall become fully vested in certain of his stock options. Mr. Lipman is entitled to terminate the agreement in the event of a material breach thereof by the Company after giving the Company notice and an opportunity to cure the breach. In the case of such termination, he will be entitled to receive his salary for the following twelve month period or the remainder of the term of the agreement, whichever is shorter, and shall become fully vested in certain of his stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1992, the Company entered into a license agreement with Planet Hollywood (Asia) Pte. Ltd. ("PH Asia") (a Singapore corporation which is 50% owned by each of the Company and Leisure Ventures Pte. Ltd., a Singapore corporation 50% owned by each of the Company's director Mr. Ong and Hotel Properties Limited, a Singapore public company of which Mr. Ong is the largest stockholder, co-founder and a Managing Director). Pursuant to the license agreement, which was last amended as of November 6, 1996 (the "License Agreement"), PH Asia has the rights to license and develop Planet Hollywood units throughout most of Asia and certain other countries throughout the world and to receive franchise fees and continuing royalties in respect to the operation of any such units. During 1997, in series of transactions, PH Asia entered into site franchise agreements with Leisure Ventures Pte. Ltd. or its affiliates for five such units (located in Bali, Indonesia; Guam; Manila, Philippines; Kuala Lumpur, Malaysia; and Queensland, Australia). Each site franchise agreement required the payment of initial franchise fees generally ranging from $1.25 million to $4.0 million. For the Australia, Indonesia and Malaysia sites the Company (instead of PH Asia) is entitled to 100% of the initial franchise fees. In addition, the site franchise agreements require the payment of continuing royalty fees generally ranging from 5% to 10% of food and beverage revenues and 10% to 15% of merchandise revenues. Furthermore, all of the sites have entered into management agreements with PH Asia providing for a management fee of generally 2% of gross revenues for each unit to be paid to PH Asia. From time to time Leisure Ventures Pte. Ltd. or its affiliates purchase merchandise from the Company. In 1997, such purchases totaled approximately $3 million.

     In September 1997, Planet Hospitality Holdings, Inc. ("PHH"), a wholly-owned subsidiary of the Company, entered into certain partnership and operating agreements whereby PHH acquired a 20% interest in a venture to remodel and renovate New York City's Hotel Pennsylvania in order to create a sports-themed hotel and entertainment complex under the brand name Official All Star Hotel. The venture's other partners included a 40% interest by Vornado Realty Trust, a publicly held Maryland realty company and a 40% interest by Hotel Properties Ltd. ("HPL"), an affiliate of Mr. Ong, a principal stockholder and director of the Company. The aggregate investment in the property will be approximately $200 million over a two-year period. The Company, through PHH, has funded $10 million to date and is obligated to fund an additional $10 million in capital to the venture over the next two years. In March 1998, HPL announced that it had entered into an agreement to sell its interest in the project to Vornado Realty Trust for a profit, which transaction HPL anticipates will close in April 1998.

     In fiscal 1997, the Company paid approximately $1 million in investment banking fees for services rendered by a firm in which Mr. Tarnopol, a director of the Company, is affiliated and also a member of that firm's board of directors.

REPORT ON REPRICING OF OPTIONS/SARS

     The Company did not reprice any stock options in fiscal 1997. The following table sets forth information regarding all prior repricing of options and SARs held by any executive officer since the Company became a reporting company pursuant to Section 13(a) or 15(d) of the Exchange Act.

                                                                       EXERCISE                  LENGTH OF
                                          NUMBER OF     MARKET PRICE   PRICE AT               ORIGINAL OPTION
                                          SECURITIES    OF STOCK AT     TIME OF                    TERM
                                          UNDERLYING      TIME OF      REPRICING     NEW       REMAINING AT
                                         OPTIONS/SARS   REPRICING OR      OR       EXERCISE       DATE OF
                             REPRICING   REPRICED OR     AMENDMENT     AMENDMENT    PRICE      REPRICING OR
NAME AND POSITION             DATE(A)     AMENDED(#)        ($)           ($)        ($)         AMENDMENT
-----------------            ---------   ------------   ------------   ---------   --------   ---------------
Thomas Avallone............  10/31/96       20,000         19.00         22.63      19.00        57 months
Scott Johnson..............  10/31/96       20,000         19.00         22.63      19.00        57 months

---------------

(a) Repricing date previously misstated as 10/19/96.

                                                  Stock Option Committee
                                                     Robert I. Earl
                                                    Keith Barish

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION AND BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which is composed of Mr. Earl, the Company's President and Chief Executive Officer, and two outside independent directors, Mr. Sharp and Mr. Krasnow, reviews, evaluates and approves the design and implementation of the Company's compensation system for four executive officers -- the Chairman of the Board, Chief Executive Officer, Chief Financial Officer and General Counsel, subject to contractual arrangements which have previously been made. For purposes of making compensation determinations, the Compensation Committee uses broad-based industry surveys of what executives with comparable responsibilities are paid and evaluates individual performance.

     During fiscal 1996, both Mr. Earl, the President and Chief Executive Officer of the Company, and Mr. Barish, the Chairman of the Board of Directors, waived certain compensation increases due each of them pursuant to their employment agreements with the Company. In fiscal 1997, Mr. Earl and Mr. Barish were each paid $600,000 in cash compensation in accordance with said employment agreements. No bonuses were paid to either of these officers based on a determination by the Compensation Committee that the base compensation for these individuals coupled with the number of shares of Class A Common Stock held by each of these individuals provides an incentive to these individuals to increase stockholder value.

     With respect to Mr. Avallone, the Company's Chief Financial Officer, and Mr. Scott E. Johnson, the Company's General Counsel, the Compensation Committee approved increases in their base compensation based on their individual performance and prevailing compensation rates for executives holding similar positions. No bonuses were paid, nor were any stock options granted, to Messrs. Avallone and Johnson in fiscal 1997.

     The Compensation Committee intends to review the performance of these four executive officers -- the Chairman of the Board, Chief Executive Officer, Chief Financial Officer and General Counsel -- during the current fiscal year, and to reward performance through cash bonuses or other incentive compensation at the committee's discretion. In that regard, the qualitative factors that the committee will use are managerial vision, decision-making acumen, effectiveness, teamwork and the results obtained by senior management.

                                          Compensation Committee
                                              Robert I. Earl
                                              Isadore Sharp
                                              Robert Krasnow

STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following line graph compares the total returns (assuming reinvestment of dividends) of the Company's Class A Common Stock, the Nasdaq Composite Index, Standard & Poor's 500 Index, the Russell 2000 Index and the Russell 2000 Consumer Discretionary and Services Index for the period beginning April 19, 1996 (the date of the Company's initial public offering) and ending December 28, 1997 (the close of the Company's 1997 fiscal year). The graph assumes $100 invested on April 19,1996 in the Company's Class A Common Stock (at the initial public offering price of $18.00 per share) and each of the indices.

                            Planet                                               Russell 2000
                          Hollywood                                                Consumer
                           Class A        Nasdaq      Standard &                 Discretionary
  Measurement Period        Common      Composite     Poor's 500   Russell 2000  and Services
 (Fiscal Year Covered)      Stock       Index (a)     Index (b)     Index (c)      Index (d)
4/19/96                           100           100           100           100           100
6/30/96                           150        104.35        104.20        103.01        106.57
9/29/96                           156        108.37        106.52        103.09        104.19
12/29/96                       115.80        113.84        116.81        107.61        100.53
3/30/97                           100        110.60        119.07        105.17         98.97
6/29/97                        126.04        125.69        133.72        117.61        114.06
9/28/97                        107.29        142.56        146.25        131.97        126.64
12/28/97                        69.79        132.40        145.62        127.35        119.14

---------------

(a) The Nasdaq Composite Index is a broad-based capitalization-weighted index of all Nasdaq stocks. This index is presented because the Company's Class A Common Stock was traded on the Nasdaq National Market from April 19, 1996 through Friday, September 19, 1997. Beginning Monday, September 22, 1997, the Class A Common Stock has been traded on the New York Stock Exchange under the symbol "PHL."
(b) The Standard & Poor's 500 Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. The index was developed with a base level of 10 for the 1941-43 base period.
(c) The Russell 2000 Index is comprised of the smallest 2000 companies in the Russell 3000 Index, representing approximately 11% of the Russell 3000 total market capitalization.
(d) The Russell 2000 Consumer Discretionary and Services Index is a capitalization-weighted index of companies that manufacture products and provide discretionary services directly to consumers.

                                    AUDITORS

     The Audit Committee of the Board of Directors recommended and the Board has selected the firm of Price Waterhouse LLP to continue as the Company's independent public accountant for the current fiscal year. A representative of Price Waterhouse LLP is expected to attend the Annual Meeting to respond to questions and will be given the opportunity to make a statement should the representative desire to do so.

                                 OTHER BUSINESS

     Management knows of no other business to be presented for action at the meeting. If other matters properly come before the meeting or any adjournment thereof, the persons named as proxies will vote upon them in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is required to identify any director, officer, beneficial owner of more than ten percent of Common Stock or any other person subject to Section 16 of the Exchange Act that failed to file on a timely basis, as disclosed in their forms, reports required by Section 16(a) of the Exchange Act. Based on a review of forms submitted to the Company, the Company believes all such reports were filed as required.

                            EXPENSE OF SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing this Proxy Statement, the proxy, the Annual Report and all other material which may be sent to stockholders in connection with this solicitation. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interviews by regular employees of the Company.

               STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     The 1999 Annual Meeting of Stockholders is expected to be held in May of 1999. Accordingly, the date by which stockholder proposals for inclusion in the proxy materials relating to the next Annual Meeting of Stockholders must be received by the Company at its principal executive offices, Attention Scott E. Johnson, Secretary, Planet Hollywood International, Inc., 8669 Commodity Circle, Orlando, Florida 32819, is December 21, 1998.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for fiscal year 1997, which contains the Company's consolidated financial statements and financial schedules, accompanies this proxy statement. The Company will provide to any stockholder as of the Record Date, who so specifically requests in writing, copies of any exhibit filed with such Form 10-K upon the payment of a specified reasonable fee which fee shall be limited to the Company's reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Scott
E. Johnson, Secretary, Planet Hollywood International, Inc., 8669 Commodity Circle, Orlando, Florida 32819.

                                          By Order of the Board of Directors,

                                          /s/ SCOTT E. JOHNSON
                                          Scott E. Johnson, Secretary

Orlando, Florida
April 20, 1998

                            PLEASE DATE AND SIGN THE
                       PROXY CARD AND RETURN IT PROMPTLY
                       USING THE ENCLOSED RETURN ENVELOPE

                                                                        APPENDIX

                                     PROXY
                      PLANET HOLLYWOOD INTERNATIONAL, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 22, 1998

    The undersigned hereby appoints Robert I. Earl and Scott E. Johnson and each of them, jointly and severally, with power of substitution, to vote on all matters which may properly come before the 1998 Annual Meeting of Stockholders of Planet Hollywood International, Inc., or any adjournment thereof.

1.   ELECTION OF DIRECTORS.           [ ] FOR all nominees listed below (except   [ ] WITHHOLD AUTHORITY to vote for all
                                      as marked to the contrary below).               nominees listed below.

    NOMINEES: Claudio Gonzalez, Ong Beng Seng and Michael Montague

    INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through or otherwise strike the nominee's name in the list above.

[ ] If you plan to attend the Annual Meeting, please check here

                          (Continued on reverse side)

                          (Continued from other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES TO THE COMPANY'S BOARD OF DIRECTORS.

                                                  Date:
                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------
                                                   Signatures of Stockholder(s)

                                                  NOTE: Signature should agree
                                                  with name on stock certificate
                                                  as printed hereon. Executors,
                                                  administrators, trustees and
                                                  other fiduciaries should so
                                                  indicate when signing.

                PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY
                                   THANK YOU